Exhibit 99.1

(Logo Omitted)

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS

SECOND QUARTER RESULTS

THOUSAND OAKS, Calif. – July 28, 2011 – Teledyne Technologies Incorporated (NYSE:TDY)

•	All-time record quarterly sales, earnings per share and operating margin from continuing operations

•	Second quarter sales from continuing operations of $502.9 million, an increase of 23.3%

•	Earnings per share from continuing operations of $1.04, an increase of 36.8%

•	Second quarter total earnings per share were $4.08, including $3.04 per share from discontinued operations

•	Raising full year 2011 earnings outlook from continuing operations to $3.57 to $3.63 per share from $3.25 to $3.32

Teledyne Technologies today reported second quarter 2011 sales from continuing operations of $502.9 million, compared with sales of $408.0 million for the second quarter of 2010, an increase of 23.3%. Net income from continuing operations was $38.7 million ($1.04 per diluted share) for the second quarter of 2011, compared with $28.0 million ($0.76 per diluted share) for the second quarter of 2010, an increase of 38.2%. Net income including discontinued operations was $152.3 million ($4.08 per diluted share) for the second quarter of 2011, compared with $28.6 million ($0.78 per diluted share) for the second quarter of 2010. The second quarter of 2011 includes income from discontinued operations of $113.6 million.

“Quarterly sales, gross margin, operating margin and earnings per share were all at record levels,” said Robert Mehrabian, chairman, president and chief executive officer. “Teledyne is a different company today and our results reflect this fact. The second quarter marked our first full period that included Teledyne DALSA, and excluded our piston engine business which was divested in April. In addition, our balance sheet now reflects the proceeds from the divestiture. Teledyne is now primarily a producer of highly-engineered products which are enabling technologies for a number of industrial growth markets. These markets include offshore energy, global infrastructure, machine vision and factory automation, military C4ISR and commercial aircraft information management. Today our addressable markets are larger, our businesses are integrated and working together, as evidenced by the recent contract wins for manned and unmanned underwater vehicles, and we have built a foundation for continued profitable growth. We expect that internally funded research and development will be approximately $100 million in 2011, and we have a number of new technologies and products currently in development.”

Review of Operations (Comparisons are with the second quarter of 2010, unless noted otherwise. The second quarter of 2010 results reflect a revised segment reporting structure and the classification of our piston engines businesses as a discontinued operation which was sold on April 19, 2011.)

Instrumentation

The Instrumentation segment’s second quarter 2011 sales were $152.7 million, compared with $148.2 million, an increase of 3.0%. Second quarter 2011 operating profit was $30.4 million, compared with operating profit of $31.5 million, a decrease of 3.5%.

The second quarter 2011 sales change resulted primarily from $7.4 million in higher sales of environmental instrumentation products, partially offset by $2.9 million in lower sales of marine instrumentation products. The higher sales for environmental instrumentation reflected improved sales for all product offerings. The lower sales for marine instrumentation primarily reflected reduced sales of geophysical sensors for the energy exploration market, partially offset by increased sales of marine interconnect systems. The decrease in operating profit reflected lower margins for certain marine instrumentation products, partially offset by improved margins for environmental instrumentation products and the impact of higher sales.

Digital Imaging

The Digital Imaging segment’s second quarter 2011 sales were $96.2 million, compared with $29.6 million, an increase of 225.0%. Operating profit increased to $7.6 million for the second quarter of 2011, compared with operating profit of $1.5 million.

The 2011 sales increase included $63.8 million in revenue from recent acquisitions, primarily the February 2011, acquisition of DALSA Corporation (“DALSA”), as well as higher organic sales. The increase in operating profit reflected the impact of higher sales, partially offset by increased intangible asset amortization of $2.8 million for recent acquisitions.

Aerospace and Defense Electronics

The Aerospace and Defense Electronics segment’s second quarter 2011 sales were $169.6 million, compared with $150.4 million, an increase of 12.8%. Operating profit was $24.4 million for the second quarter of 2011, compared with operating profit of $9.9 million, an increase of 146.5%.

The 2011 sales increase resulted from $18.2 million of higher sales of microwave devices and interconnects, as well as increased sales of $4.9 million from avionics products and electronic relays, partially offset by a reduction of $3.9 million in sales of electronic manufacturing services. The increased sales of microwave devices and interconnects included sales of $10.3 million from the acquisitions as well as higher organic sales. The increase in operating profit reflected the impact of higher sales and product mix differences. The second quarter 2010 included charges of $8.2 million, primarily to correct inventory valuations incorrectly recorded in previous periods at a business unit.

Engineered Systems

The Engineered Systems segment’s second quarter 2011 sales were $84.4 million, compared with $79.8 million, an increase of 5.8%. Operating profit was $8.6 million for the second quarter 2011, compared with operating profit of $7.2 million, an increase of 19.4%.

The second quarter 2011 sales increase reflected higher sales of $4.9 million from turbine engines resulting from increased sales for the Joint Air-to-Surface Standoff Missile (“JASSM”) program, higher energy systems sales of $0.7 million, partially offset by lower sales of $1.0 million from engineered products and services. The second quarter 2011 sales for engineered products and services primarily reflected higher sales for nuclear and other manufacturing programs, including $3.0 million in sales from acquisitions, more than offset by lower sales for space and defense programs. Operating profit in the second quarter of 2011 reflected the impact of higher sales and the impact of higher margins for turbine engines. Operating profit included pension expense of $0.4 million in the second quarter of 2011, compared with $0.4 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.2 million in the second quarter of 2011, compared with $1.8 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Discontinued Operations

On April 19, 2011, Teledyne completed the sale of its piston engines businesses for net cash proceeds of $187.9 million. This amount included an estimated working capital adjustment of $3.8 million and was net of $1.9 million in transaction costs. Teledyne paid $3.8 million related to the final working capital adjustment in the third quarter of 2011. Teledyne expects to pay $51.3 million in income taxes related to the sale prior to year end 2011. The second quarter of 2011, includes income from discontinued operations of $113.6 million which includes the gain on the sale of $113.8 million and a net loss of $0.2 million related to the operating results of discontinued operations for the second quarter.

Additional Financial Information

Cash Flow

Cash provided by operating activities from continuing operations was $80.2 million for the second quarter of 2011, compared with $44.9 million. The higher cash provided by operating activities from continuing operations in the second quarter of 2011 reflected higher net income from continuing operations, timing of accounts receivable collections and lower income tax payments, partially offset by a $32.0 million contribution to the domestic pension plan in the second quarter of 2011, compared with no contribution to the domestic pension plan for the second quarter of 2010. Free cash flow from continuing operations (cash from operating activities less capital expenditures) was $68.8 million for the second quarter of 2011, compared with $40.3 million and reflected higher cash provided by operating activities, partially offset by higher capital spending. At July 3, 2011, total debt was $326.5 million, which included $250.0 million in senior notes, as well as $60.0 million drawn on available credit lines and $16.5 million in capital lease obligations and other debt. The proceeds from the sale of the piston engines businesses were used to pay down debt on the company’s credit facility, as well as to make a voluntary $32.0 million cash contribution to the domestic qualified pension plan. As noted above, Teledyne expects to pay $51.3 million in income taxes related to the sale of discontinued operations prior to year end 2011. Cash and cash equivalents were $33.2 million at July 3, 2011. The company received $1.9 million from the exercise of employee stock options in the second quarter of 2011, compared with $0.6 million. Capital expenditures for the second quarter of 2011 were $11.4 million, compared with $4.6 million. Depreciation and amortization expense for the second quarter of 2011 was $16.8 million, compared with $10.8 million.

Free Cash Flow(a)	Second Quarter	Second Quarter
(in millions, brackets indicate use of funds)	2011	2010
Cash provided by operating activities from continuing operations	$80.2	$44.9
Capital expenditures for property, plant and equipment	(11.4)	(4.6)

Free cash flow	68.8	40.3
Pension contributions, net of tax (b)	20.0	—

Adjusted free cash flow	$88.8	$40.3

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.
(b)	All cash pension contributions were voluntary.

Pension

Pension expense was $0.9 million for the second quarter of 2011 compared with $1.2 million. Pension expense allocated to contracts pursuant to CAS was $3.0 million for the second quarter of 2011 compared with $2.4 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

As a result the sale of its piston engines businesses, the discount rate used to determine the pension benefit obligation was changed and the company recorded an increase of $14.4 million to the accumulated other comprehensive income component of stockholders equity.

Income Taxes

The effective tax rate for the second quarter of 2011 was 34.4% compared with 35.8%. The decrease primarily reflected a change in the proportion of domestic and international income.

Stock Option Compensation Expense

For the second quarter of 2011, the company recorded a total of $1.4 million in stock option expense, of which $0.5 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. For the second quarter of 2010, the company recorded a total of $1.1 million in stock option expense, of which $0.4 million was recorded as corporate expense and $0.7 million was recorded in the operating segment results.

Other

Interest expense, net of interest income, was $4.3 million for the second quarter of 2011, compared with $0.6 million, and reflected both higher debt levels and higher average interest rates. Corporate expense was $9.1 million for the second quarter of 2011, compared with $6.4 million, and reflected higher compensation accruals and higher professional fees expense.

Outlook

Based on its current outlook, the company’s management believes that third quarter 2011 earnings per diluted share from continuing operations will be in the range of approximately $0.83 to $0.87. The full year 2011 earnings per diluted share from continuing operations outlook is expected to be in the range of approximately $3.57 to $3.63. The company’s estimated effective tax rate for 2011 is expected to be 35.0%.

For the full year 2011, we expect organic sales growth in our Instrumentation segment in both marine and environmental products. We also expect 2011 sales growth in the Aerospace and Defense Electronics segment primarily due to an acquisition made in 2010, as well as higher avionics product sales. Digital Imaging sales will be higher in 2011, reflecting the DALSA acquisition. Engineered Systems sales are projected to decline slightly.

Interest expense is expected to be higher in 2011 due to higher debt levels resulting from acquisitions and higher average interest rates.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; risks associated with acquisitions, including our acquisition of DALSA Corporation; uncertainties associated with global responses to terrorism and other perceived threats; fluctuations in the price of oil and natural gas; financial market fluctuations that could negatively impact the value of the company’s pension assets; exchange rate risks and other risks associated with the company’s international operations; uncertainty associated with U.S. Government debt limits; and changes in demand for products sold to or through Japan as a result of the earthquake and related events.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2010 Annual Report on Form 10-K. Readers, particularly those interested in investing in Teledyne Technologies, should read these risk factors.

The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne Technologies’ second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 28, 2011. To access the call, go to www.earnings.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, July 28, 2011.

Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540

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TELEDYNE TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

FOR THE SECOND QUARTER AND SIX MONTHS ENDED

JULY 3, 2011 AND JULY 4, 2010

(Unaudited - In millions, except per share amounts)

	Second Quarter 2011	Second Quarter 2010	Six Months 2011	Six Months 2010
Net sales	$502.9	$408.0	$971.0	$812.9
Costs and expenses:
Costs of sales	330.6	287.4	643.7	575.2
Selling, general and administrative expenses	110.4	76.9	210.7	154.0

Total costs and expenses	441.0	364.3	854.4	729.2

Income before other income and (expense) and taxes	61.9	43.7	116.6	83.7
Other income, net	1.6	0.5	1.3	1.2
Interest expense, net	(4.3)	(0.6)	(8.7)	(1.6)

Income from continuing operations before income taxes	59.2	43.6	109.2	83.3
Provision for income taxes	20.4	15.6	37.9	30.3

Net income from continuing operations before noncontrolling interest	38.8	28.0	71.3	53.0
Income (loss) from discontinued operations	(0.2)	0.6	(0.7)	0.6
Gain on sale of discontinued operations	113.8	—	113.8	—

Net income before noncontrolling interest	152.4	28.6	184.4	53.6
Less: net income attributable to noncontrolling interest	(0.1)	—	(0.1)	—

Net income attributable to Teledyne Technologies	$152.3	$28.6	$184.3	$53.6

Diluted earnings per common share:
Continuing operations	$1.04	$0.76	$1.91	$1.44
Income (loss) from discontinued operations	(0.01)	0.02	(0.02)	0.02
Gain on sale of discontinued operations	3.05	—	3.05	—

Net income attributable to Teledyne Technologies	$4.08	$0.78	$4.94	$1.46

Weighted average diluted common shares outstanding	37.3	36.9	37.3	36.8

TELEDYNE TECHNOLOGIES INCORPORATED

SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT

FOR THE SECOND QUARTER AND SIX MONTHS ENDED

JULY 3, 2011 AND JULY 4, 2010

(Unaudited, - In millions)

	Second Quarter 2011	Second Quarter 2010	% Change	Six Months 2011	Six Months 2010	% Change
Net sales:
Instrumentation	$152.7	$148.2	3.0%	$310.6	$282.6	9.9%
Digital Imaging	96.2	29.6	225.0%	162.4	59.4	173.4%
Aerospace and Defense Electronics	169.6	150.4	12.8%	336.5	300.3	12.1%
Engineered Systems	84.4	79.8	5.8%	161.5	170.6	(5.3)%

Total net sales	$502.9	$408.0	23.3%	$971.0	$812.9	19.4%

Operating profit and other segment income:
Instrumentation	$30.4	$31.5	(3.5)%	$62.4	$54.2	15.1%
Digital Imaging	7.6	1.5	406.7%	11.5	3.7	210.8%
Aerospace and Defense Electronics	24.4	9.9	146.5%	46.0	25.5	80.4%
Engineered Systems	8.6	7.2	19.4%	15.2	14.1	7.8%

Segment operating profit and other segment income	71.0	50.1	41.7%	135.1	97.5	38.6%
Corporate expense	(9.1)	(6.4)	42.2%	(18.5)	(13.8)	34.1%
Other income, net	1.6	0.5	220.0%	1.3	1.2	8.3%
Interest expense, net	(4.3)	(0.6)	616.7%	(8.7)	(1.6)	443.8%

Income from continuing operations before income taxes	59.2	43.6	35.8%	109.2	83.3	31.1%
Provision for income taxes	20.4	15.6	30.8%	37.9	30.3	25.1%

Net income from continuing operations before noncontrolling interest	38.8	28.0	38.6%	71.3	53.0	34.5%
Income (loss) from discontinued operations	(0.2)	0.6	*	(0.7)	0.6	*
Gain on sale of discontinued operations	113.8	—	*	113.8	—	*

Net income before noncontrolling interest	152.4	28.6	432.9%	184.4	53.6	244.0%
Less: Net income attributable to noncontrolling interest	(0.1)	—	*	(0.1)	—	*

Net income attributable to Teledyne Technologies	$152.3	$28.6	432.5%	$184.3	$53.6	243.8%

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Current period unaudited – in millions)

	July 3, 2011	January 2, 2011
ASSETS
Cash and cash equivalents	$33.2	$75.1
Accounts receivable, net	280.6	254.8
Inventories, net	230.4	172.3
Deferred income taxes, net	31.0	28.4
Prepaid expenses and other assets	18.0	42.3
Assets of discontinued operations held for sale	—	75.1

Total current assets	593.2	648.0

Property, plant and equipment, net	255.6	203.4
Goodwill and acquired intangible assets, net	919.2	660.2
Other assets, net	99.6	46.2

Total assets	$1,867.6	$1,557.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$129.6	$100.6
Accrued liabilities	265.1	177.3
Current portion of long-term debt and capital leases	1.7	2.0
Liabilities of discontinued operations held for sale	—	61.3

Total current liabilities	396.4	341.2

Long-term debt and capital lease obligations	324.8	265.3
Other long-term liabilities	132.9	164.3

Total liabilities	854.1	770.8
Total stockholders’ equity	1,013.5	787.0

Total liabilities and stockholders’ equity	$1,867.6	$1,557.8

TELEDYNE TECHNOLOGIES INCORPORATED

SUMMARY OF QUARTERLY SEGMENT NET SALES AND OPERATING PROFIT (LOSS)

FOR FISCAL YEAR 2010 FROM CONTINUING OPERATIONS

REFLECTS THE SEGMENT REALIGNMENT

(Unaudited - in millions)

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010	Total Year 2010
Net sales:
Instrumentation	$134.4	$148.2	$142.5	$148.1	$573.2
Digital Imaging	29.8	29.6	30.9	32.2	122.5
Aerospace and Defense Electronics	149.9	150.4	155.5	158.9	614.7
Engineered Systems	90.8	79.8	80.9	82.3	333.8

Total net sales	$404.9	$408.0	$409.8	$421.5	$1,644.2

Operating profit (loss) and other segment income:
Instrumentation	$22.7	$31.5	$28.8	$30.9	$113.9
Digital Imaging	2.2	1.5	1.9	(0.4)	5.2
Aerospace and Defense Electronics	15.6	9.9	13.5	18.8	57.8
Engineered Systems	6.9	7.2	8.2	8.1	30.4

Segment operating profit and other segment income	$47.4	$50.1	$52.4	$57.4	$207.3

Our previously reported 2010 fiscal year segment data has been restated to reflect a revised reporting structure adopted in the fourth quarter of 2010 and also to reflect the classification of our piston engines businesses as a discontinued operation.